Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jagged Peak Energy LLC:

We consent to the incorporation by reference in the registration statement (No. 333-215830) on Form S-8 of Jagged Peak Energy Inc. of our report dated March 23, 2017, with respect to the consolidated balance sheets of Jagged Peak Energy LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Jagged Peak Energy Inc.

/s/ KPMG LLP

Denver, Colorado
March 23, 2017